Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2017, in the Registration Statement (Form S-1) and related Prospectus of Chewy, Inc. relating to the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Miami, Florida

April 29, 2019